EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Strawberry Fields REIT Inc.

We hereby consent to the inclusion in the Registration Statement on Form S-11 of Strawberry Fields REIT Inc. (the “Company”) of our report, dated August 14, 2023, with respect to our audit of the combined statements of revenues and certain expenses of the WC-Indiana Properties Group for the two-month period ended December 31, 2022 and the six-month period ended June 30, 2023 and the related notes to the combined financial statements.

HACKER, JOHNSON & SMITH PA

Tampa, Florida

August 21, 2023